                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG


                           FIRST BANKS AMERICA, INC.,
                             A DELAWARE CORPORATION,


                               FIRST BANK & TRUST,
                        A CALIFORNIA BANKING CORPORATION,


                                  BYL BANCORP,
                            A CALIFORNIA CORPORATION


                                       AND


                                 BYL BANK GROUP,
                        A CALIFORNIA BANKING CORPORATION


                                  JUNE 22, 2001

                                TABLE OF CONTENTS

ARTICLE I  TERMS OF THE MERGER & CLOSING; EXCHANGE OF SHARES

         Section 1.01      THE MERGER.............................................................................1
         Section 1.02      EFFECTS OF THE MERGERS.................................................................1
         Section 1.03      CONVERSION OF SHARES...................................................................1
         Section 1.04      THE CLOSING............................................................................2
         Section 1.05      THE CLOSING DATE.......................................................................2
         Section 1.06      ACTIONS AT CLOSING.....................................................................3
         Section 1.07      EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.........................................3

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK

         Section 2.01      ORGANIZATION AND CAPITAL STOCK; STANDING AND AUTHORITY.................................4
         Section 2.02      AUTHORIZATION; NO DEFAULTS.............................................................5
         Section 2.03      SUBSIDIARIES...........................................................................5
         Section 2.04      FINANCIAL INFORMATION..................................................................5
         Section 2.05      ABSENCE OF CHANGES.....................................................................6
         Section 2.06      REGULATORY ENFORCEMENT MATTERS.........................................................6
         Section 2.07      TAX MATTERS............................................................................6
         Section 2.08      LITIGATION.............................................................................7
         Section 2.09      PROPERTIES, CONTRACTS, EMPLOYEE BENEFIT PLANS AND OTHER AGREEMENTS.....................7
         Section 2.10      REPORTS................................................................................8
         Section 2.11      INVESTMENT PORTFOLIO...................................................................8
         Section 2.12      LOAN PORTFOLIO.........................................................................9
         Section 2.13      EMPLOYEE MATTERS AND ERISA.............................................................9
         Section 2.14      TITLE TO PROPERTIES; LICENSES; INSURANCE..............................................10
         Section 2.15      ENVIRONMENTAL MATTERS.................................................................11
         Section 2.16      COMPLIANCE WITH LAWS AND REGULATIONS..................................................12
         Section 2.17      BROKERAGE.............................................................................12
         Section 2.18      NO UNDISCLOSED LIABILITIES............................................................12
         Section 2.19      STATEMENTS TRUE AND CORRECT...........................................................12
         Section 2.20      COMMITMENTS AND CONTRACTS.............................................................12
         Section 2.21      MATERIAL INTEREST OF CERTAIN PERSONS..................................................13
         Section 2.22      CONDUCT TO DATE.......................................................................13

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF FBA AND FB&T

         Section 3.01      ORGANIZATION..........................................................................14
         Section 3.02      AUTHORIZATION.........................................................................14
         Section 3.03      FINANCIAL INFORMATION.................................................................15
         Section 3.04      ABSENCE OF CHANGES....................................................................15
         Section 3.05      LITIGATION; PROCEEDINGS...............................................................15
         Section 3.06      STATEMENTS TRUE AND CORRECT...........................................................15
         Section 3.07      ACCESS TO FUNDS.......................................................................15
         Section 3.08      REGULATORY APPROVALS..................................................................15

ARTICLE IV  AGREEMENTS OF BANCORP AND BANK

         Section 4.01      BUSINESS IN ORDINARY COURSE...........................................................16
         Section 4.02      BREACHES..............................................................................18


                                       i


         Section 4.03      SUBMISSION TO SHAREHOLDERS............................................................18
         Section 4.04      CONSUMMATION OF AGREEMENT.............................................................18
         Section 4.05      ENVIRONMENTAL REPORTS.................................................................19
         Section 4.06      ACCESS TO INFORMATION.................................................................19
         Section 4.07      CONSENTS OF THIRD PARTIES.............................................................20
         Section 4.08      SUBSEQUENT FINANCIAL STATEMENTS.......................................................20
         Section 4.09      MERGER OF BANKS.......................................................................20

ARTICLE V  AGREEMENTS OF FBA AND FB&T

         Section 5.01      REGULATORY APPROVALS..................................................................20
         Section 5.02      BREACHES..............................................................................20
         Section 5.03      CONSUMMATION OF AGREEMENT.............................................................20
         Section 5.04      EMPLOYEE BENEFITS.....................................................................20
         Section 5.05      INDEMNIFICATION AND INSURANCE.........................................................21
         Section 5.06      ACCESS TO INFORMATION.................................................................22
         Section 5.07      CONDUCT OF BUSINESS...................................................................22

ARTICLE VI  CONDITIONS PRECEDENT TO THE MERGER

         Section 6.01      CONDITIONS TO THE OBLIGATIONS OF FBA AND FB&T.........................................22
         Section 6.02      CONDITIONS TO THE OBLIGATIONS OF BANCORP AND BANK.....................................23

ARTICLE VII  TERMINATION

         Section 7.01      MUTUAL AGREEMENT......................................................................24
         Section 7.02      BREACH OF AGREEMENTS..................................................................24
         Section 7.03      FAILURE OF CONDITIONS.................................................................24
         Section 7.04      DENIAL OF REGULATORY APPROVAL.........................................................24
         Section 7.05      ENVIRONMENTAL REPORTS.................................................................25
         Section 7.06      REGULATORY ENFORCEMENT MATTERS........................................................25
         Section 7.07      UNILATERAL TERMINATION................................................................25
         Section 7.08      LIQUIDATED DAMAGES....................................................................25
         Section 7.09      ACQUISITION PROPOSAL..................................................................25
         Section 7.10      BREAK-UP FEE..........................................................................25

ARTICLE VIII  GENERAL PROVISIONS

         Section 8.01      CONFIDENTIAL INFORMATION..............................................................27
         Section 8.02      PUBLICITY.............................................................................28
         Section 8.03      RETURN OF DOCUMENTS...................................................................28
         Section 8.04      NOTICES...............................................................................28
         Section 8.05      NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.............................29
         Section 8.06      COSTS AND EXPENSES....................................................................29
         Section 8.07      ENTIRE AGREEMENT......................................................................30
         Section 8.08      HEADINGS AND CAPTIONS.................................................................30
         Section 8.09      WAIVER, AMENDMENT OR MODIFICATION.....................................................30
         Section 8.10      RULES OF CONSTRUCTION.................................................................30
         Section 8.11      COUNTERPARTS..........................................................................30
         Section 8.12      SUCCESSORS AND ASSIGNS................................................................30
         Section 8.13      GOVERNING LAW.........................................................................30

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization, dated as of June 22, 2001, is by and among First Banks America, Inc., a bank holding company organized as a Delaware corporation ("FBA"), First Bank & Trust, a California banking corporation which is a wholly-owned subsidiary of FBA ("FB&T"), BYL Bancorp, a bank holding company organized as a California corporation ("Bancorp"), and BYL Bank Group, a California banking corporation which is a wholly-owned subsidiary of Bancorp ("Bank"). This Agreement and Plan of Reorganization is hereinafter referred to as the "Agreement."

         In consideration of the mutual representations, warranties, agreements and covenants contained herein, FBA, FB&T, Bancorp and Bank hereby agree as follows:

                                   ARTICLE I

                TERMS OF THE MERGER & CLOSING; EXCHANGE OF SHARES

     Section 1.01 THE MERGER. FBA will organize an interim subsidiary ("Newco") and, subject to the receipt of required regulatory approvals and the satisfaction or waiver of the conditions set forth in ARTICLE VI of this Agreement, FBA will cause Newco to merge with and into Bancorp (the "Merger") pursuant to the California General Corporation Law ("Corporate Law") and an Agreement of Merger in the form attached hereto as Exhibit A (the "Merger Agreement"). This Agreement also contemplates that, immediately following the Effective Time (as defined in Section 1.05 hereof), the Bank Merger (as defined in Section 4.09) will occur pursuant to an Agreement of Merger in the form attached hereto as Exhibit B.

     Section 1.02    EFFECTS OF THE MERGERS.

    (a) The Merger and the Bank Merger shall have all of the effects provided by Corporate Law and this Agreement. The separate corporate existence of Newco shall cease on consummation of the Merger and be combined in Bancorp, and the separate corporate existence of Bank shall cease on consummation of the Bank Merger and be combined in FB&T.

     (b) The Articles of Incorporation of Bancorp from and after the Effective Time shall be as stated on Exhibit A attached hereto. The Bylaws of Bancorp from and after the Effective Time shall be the same as the Bylaws of Newco immediately prior to the Effective Time, except that the name of the corporation shall be amended to read "BYL Bancorp." The directors and officers of Bancorp from and after the Effective Time shall be the persons serving as the directors and officers of Newco immediately prior to the Effective Time.

     Section 1.03    CONVERSION OF SHARES.

     (a) At the Effective Time, subject to the remaining provisions of this
Section 1.03 requiring that a portion of the consideration otherwise payable upon consummation of the Merger be held in escrow, each share of common stock of Bancorp ("Bancorp Common") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $18.50 (the "Per Share Merger Price"); PROVIDED, HOWEVER, that shares of Bancorp

Common held in the treasury of Bancorp or by any direct or indirect subsidiary of Bancorp immediately prior to the Effective Time shall be canceled at the Effective Time.

     (b) The stock transfer books of Bancorp shall be closed, and no share transfers will be permitted after the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the shares of Bancorp Common shall cease to be outstanding and be canceled, and certificates previously representing shares of Bancorp Common shall thereafter represent solely the right to receive the consideration payable pursuant to this Agreement.

     (c) If holders of Bancorp Common are entitled to require appraisal of their shares under applicable Corporate Law, shares held by a dissenting holder who has perfected the right to obtain an appraisal of his shares shall not be converted as described in this Section 1.03, but from and after the Effective Time shall represent only the right to receive such consideration as may be determined pursuant to applicable Corporate Law; PROVIDED, HOWEVER, that each share of Bancorp Common outstanding immediately prior to the Effective Time and held by a dissenting holder who after the Effective Time shall withdraw his demand for appraisal or lose his right of appraisal shall thereafter have only such rights as are provided under applicable Corporate Law.

     (d) Any options to purchase shares of Bancorp Common which are outstanding immediately prior to the Effective Time and exercisable at a price less than the Per Share Merger Price ("Bancorp Options") may be surrendered to Bancorp as of the Effective Time. FBA shall pay for each share of Bancorp Common covered by such a surrendered option an amount equal to the difference between the Per Share Merger Price and the exercise price per share of the options surrendered. All options to acquire shares of Bancorp Common that are not exercised or surrendered in accordance with the preceding sentence shall be canceled as of the Effective Time.

     (e) At the Effective Time, the outstanding shares of common stock of Newco shall be converted into an equal number of shares of Bancorp Common, so that immediately following the Effective Time, the number of outstanding shares of common stock of Bancorp shall be equal to the number of outstanding shares of common stock of Newco immediately prior to the Merger.

     Section 1.04 THE CLOSING. The closing of the Merger (the "Closing") shall take place at the location mutually agreeable to the parties hereto at 10:00 a.m. local time on the Closing Date described in Section 1.05 of this Agreement.

     Section 1.05 THE CLOSING DATE. At FBA's election, the Closing shall take place on either (i) one of the last five (5) business days of the month or
(ii) the first business day of the month following the month, in either case, during which each of the conditions in Section 6.01 and Section 6.02 is satisfied or waived by the appropriate party, or on such other date as Bancorp and FBA may agree (the "Closing Date"). The Merger shall be effective upon the filing of the Merger Agreement with the Secretary of State of the State of California in accordance with Corporate Law (the "Effective Time").

     Section 1.06    ACTIONS AT CLOSING.

     (a)      At the Closing, Bancorp shall deliver to FBA:

              (i) certified copies of the Articles of Incorporation and Bylaws of Bancorp and the Articles of Incorporation and Bylaws of each of its subsidiaries;

              (ii) certificates signed by the Presidents of Bancorp and Bank stating that (A) each of the representations and warranties contained in
     ARTICLE II is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and (B) all of the conditions set forth in Section 6.01 have been satisfied or waived as provided therein;

              (iii) certified copies of resolutions of the Boards of Directors of Bancorp and Bank and of the shareholders of Bancorp, establishing the requisite approvals under applicable Corporate Law of this Agreement, the Merger and the other transactions contemplated hereby;

              (iv) tax clearance certificates issued by the Franchise Tax Board of the State of California with respect to Bancorp and each of its subsidiaries, dated a recent date, stating that all taxes imposed under the Bank and Corporation Law on such corporations have been paid or adequately secured; and

              (v) a legal opinion from counsel for Bancorp and Bank with respect to the matters listed in Exhibit C hereto, in form reasonably satisfactory to FBA and its counsel.

     (b)      At the Closing, FBA shall deliver to Bancorp:

              (i) certificates signed by the Presidents of FBA and FB&T stating that (A) each of the representations and warranties contained in
     ARTICLE III is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and (B) all of the conditions set forth in Section 6.02 have been satisfied or waived as provided therein;

              (ii) certified copies of resolutions of the Boards of Directors of FBA and FB&T, establishing the requisite approvals under applicable Corporate Law of this Agreement, the Merger and the other transactions contemplated hereby; and

              (iii) a legal opinion from counsel for FBA and FB&T with respect to the matters listed in Exhibit D hereto, in form reasonably satisfactory to Bancorp and its counsel.

     Section 1.07 EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES. As soon as reasonably practicable after the Effective Time, FBA shall cause to be mailed to each record holder of shares of Bancorp Common a letter of transmittal in form reasonably satisfactory to Bancorp (which shall specify that delivery shall be effected, and risk of loss and title to certificates shall pass, only upon proper delivery of the certificates to FBA and shall be in such form and have such other provisions as FBA may reasonably specify) and instructions for use in effecting the surrender of certificates, and FBA shall promptly pay the appropriate consideration to former holders of Bancorp Common who make proper delivery of certificates or comply with FBA's reasonable instructions and requirements with respect to any certificate that has been lost or stolen.

                                  ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF BANCORP AND BANK

         Bancorp and Bank each represent and warrant to FBA and FB&T as follows:

     Section 2.01    ORGANIZATION AND CAPITAL STOCK; STANDING AND AUTHORITY.

     (a) Bancorp and Bank are corporations duly organized, validly existing and in good standing under the laws of California. Each of such corporations has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now conducted.

     (b) As of the date hereof, the authorized capital stock of Bancorp consists of 50,000,000 shares of Bancorp Common, of which 2,542,835 are outstanding, and 25,000,000 shares of Preferred Stock, none of which is outstanding. All of the outstanding shares of Bancorp Common are duly and validly issued, fully paid and non-assessable. Except as disclosed in Section 2.01(b) of that certain document delivered by Bancorp to FBA entitled the "Disclosure Schedule" and executed by Bancorp, Bank, FBA and FB&T concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), each certificate representing shares of Bancorp Common issued in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued only upon receipt of an affidavit of lost stock certificate and a bond sufficient to indemnify Bancorp against any claim that may be made against it on account of the alleged loss, theft or destruction of a certificate or the issuance of a replacement certificate.

     (c) As of the date hereof, the authorized capital stock of Bank consists of 6,666,666 shares of common stock ("Bank Common"), of which 100 are outstanding, duly and validly issued, fully paid and non-assessable, and 1,000,000 shares of Preferred Stock, none of which is outstanding. None of the outstanding shares of Bank Common has been issued in violation of any preemptive rights.

     (d) Except as disclosed in Section 2.01(d) of the Disclosure Schedule, there are no shares of capital stock or other equity securities of Bancorp or Bank issued or outstanding and no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of Bancorp or Bank or contracts, commitments, understandings or arrangements by which either of them is or may be obligated to issue additional shares of capital stock.

     (e) Bank holds a current valid license to engage in the commercial banking business at its banking offices in California, and, except as disclosed in Section 2.01(e) of the Disclosure Schedule, Bancorp and Bank are in material compliance with all agreements, understandings and orders of the Federal Reserve Board, the Federal Deposit Insurance Corporation ("FDIC") and other regulatory authorities having jurisdiction over their business, assets and properties. Neither the scope of the business of Bank nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. The deposits of Bank are insured by the FDIC to the maximum extent permitted by applicable laws and regulations. Bancorp is a bank holding company registered pursuant to the Bank Holding Company Act, as amended.

     Section 2.02 AUTHORIZATION; NO DEFAULTS. The Boards of Directors of Bancorp and Bank have by all requisite action approved this Agreement, the Merger and the Bank Merger, and they have authorized the execution and delivery hereof and thereof on behalf of such corporations by duly authorized officers and the performance of their respective obligations thereunder. Bancorp, in its capacity as the sole holder of outstanding capital stock of Bank, has approved this Agreement, the Merger and the Bank Merger. Nothing in the Articles of Incorporation or Bylaws of Bancorp or Bank or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in this Agreement) by or to which either entity is bound or subject would prohibit or inhibit either of such corporations from consummating this Agreement, the Merger and the Bank Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Bancorp and Bank and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms. Neither Bancorp nor Bank is in default under nor in violation of any provision of its Articles of Incorporation, Bylaws or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other material commitment or agreement.

     Section 2.03 SUBSIDIARIES. Each of Bancorp's direct and indirect subsidiaries (hereinafter referred to singly as a "Bancorp Subsidiary" and collectively as the "Bancorp Subsidiaries"), the names and jurisdictions of incorporation of which are listed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each of the Bancorp Subsidiaries has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. The number of issued and outstanding shares of capital stock of each Bancorp Subsidiary and the ownership of such shares is set forth in Section 2.03 of the Disclosure Schedule, and all of such shares are owned by Bancorp or a Bancorp Subsidiary, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except as disclosed in Section 2.03 of the Disclosure Schedule. There are no options, warrants or rights outstanding to acquire any capital stock of any Bancorp Subsidiary, and no person or entity has any other right to purchase or acquire any unissued shares of stock of any Bancorp Subsidiary, nor does any Bancorp Subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as disclosed in Section 2.03 of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

     Section 2.04 FINANCIAL INFORMATION. The audited consolidated balance sheets of Bancorp and the Bancorp Subsidiaries as of December 31, 2000 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three years ended December 31, 2000, together with the notes thereto, included in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2000 as currently on file with the Securities and Exchange Commission (the "SEC"); the unaudited consolidated balance sheets of

Bancorp and the Bancorp Subsidiaries as of March 31, 2001 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three months ended March 31, 2001, together with the notes thereto, included in Bancorp's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 as currently on file with the SEC; and the year-end and quarter-end Reports of Condition and Reports of Income of Bank for 2000 and for the three month period ending March 31, 2001, as filed with the FDIC (such financial statements and notes collectively referred to herein as the "Bancorp Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein and except for regulatory reporting differences required in Bank's reports) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated.

     Section 2.05 ABSENCE OF CHANGES. Except as disclosed in Section 2.05 of the Disclosure Schedule, since December 31, 2000 there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of Bancorp and the Bancorp Subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Bancorp Financial Statements not misleading. Since December 11, 2000, there has been no material adverse change in the financial condition, the results of operations or the business or prospects of Bancorp or Bank except for any such changes as are disclosed in Bancorp Financial Statements filed since such date.

     Section 2.06    REGULATORY ENFORCEMENT MATTERS. Except as disclosed in
Section 2.06 of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary is subject to, or has been informed that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or any other governmental agency having supervisory or regulatory authority with respect to Bancorp or any of the Bancorp Subsidiaries.

     Section 2.07    TAX MATTERS.

     (a) Bancorp and the Bancorp Subsidiaries have filed all federal, state, local and foreign income, franchise, excise, sales, use, real and personal property and other tax returns required to be filed. All such returns fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Bancorp Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for potential tax liabilities.

     (b) Bancorp has not (i) executed an extension or waiver that is currently in effect with respect to any statute of limitations on the assessment or collection of any tax; (ii) entered into any tax sharing or tax allocation agreement or been a part of a consolidated group filing a consolidated tax return (other than a group of which Bancorp is the parent);
(iii) become liable for a tax of any other person or entity pursuant to Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign laws) as a transferee or successor or by contract or otherwise;

or (iv) made any payment, become obligated to make any payment or been party to a contract or agreement that would obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     (c) There has not been an ownership change of Bancorp, as defined in Section 382(g) of the Code, that occurred during or after any taxable period in which Bancorp incurred a net operating loss that carries over to any taxable period ending after December 31, 2000.

     (d) All material elections with respect to taxes affecting Bancorp have been and will be timely made.

     Section 2.08 LITIGATION. Except as disclosed in Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the best of the knowledge of Bancorp and Bank, threatened against Bancorp or any of the Bancorp Subsidiaries, or of which the property of Bancorp or any of the Bancorp Subsidiaries is or would be subject.

     Section 2.09 PROPERTIES, CONTRACTS, EMPLOYEE BENEFIT PLANS AND OTHER AGREEMENTS. Section 2.09 of the Disclosure Schedule specifically identifies the following:

     (a) all real property owned by Bancorp or any Bancorp Subsidiary and the principal buildings and structures located thereon, together with a legal description of such real estate, and each lease of real property to which Bancorp or any Bancorp Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered;

     (b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by Bancorp or a Bancorp Subsidiary, exclusive of deposit agreements with customers of Bank entered into in the ordinary course of business, agreements for the purchase of federal funds and repurchase agreements;

     (c) all agreements, loans, contracts, leases, guaranties, letters of credit, lines of credit or commitments of Bancorp or any Bancorp Subsidiary not referred to elsewhere in this Section 2.09 which:

              (i) involve payment by Bancorp or any Bancorp Subsidiary of more than $200,000 (other than loans, loan commitments or letters of credit);

              (ii) involve payments based on profits of Bancorp or any Bancorp Subsidiary;

              (iii) relate to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes;

              (iv)   were not made in the ordinary course of business;

              (v) materially affect the business or financial condition of Bancorp or any Bancorp Subsidiary; or

              (vi) require the consent or approval of any third party for the Merger and the Bank Merger to be consummated.

     (d) all contracts, agreements, plans and arrangements by which any profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, stock purchase, collective bargaining agreements, contracts or arrangements under which pensions, deferred compensation or other retirement benefits is being paid, or plans or arrangements established or maintained, sponsored or undertaken by Bancorp or any Bancorp Subsidiary for the benefit of officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA (as defined below), any current financial or actuarial reports and any currently effective IRS private ruling or determination letters obtained by or for the benefit of Bancorp or any Bancorp Subsidiary;

     (e) all leases, subleases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $60,000;

     (f) all agreements for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which by its terms is not terminable by Bancorp or a Bancorp Subsidiary on thirty (30) days written notice or less without any payment by reason of such termination; and

     (g) the name and annual salary as of January 1, 2001 of each director or employee of Bancorp or any Bancorp Subsidiary with a salary in excess of $125,000.

     Copies of each document, plan or contract identified in Section 2.09 of the Disclosure Schedule are appended to such Schedule and are hereby incorporated in and constitute a part of the Disclosure Schedule.

     Section 2.10 REPORTS. Bancorp and the Bancorp Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, required to be filed with the SEC, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Department of Financial Institutions of the State of California, the FDIC or any other governmental authority with jurisdiction over Bancorp or any Bancorp Subsidiary. As of the dates indicated thereon, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and were accurate and complete in all material respects.

     Section 2.11 INVESTMENT PORTFOLIO. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Bancorp or any Bancorp Subsidiary, as reflected in the latest consolidated balance sheet of Bancorp included in the Bancorp Financial Statements, are carried in accordance with generally accepted accounting principles.

     Section 2.12    LOAN PORTFOLIO.

     (a) All loans and discounts reflected in the Bancorp Financial Statements as of March 31, 2001 or which were or will be entered into after March 31, 2001 but before the Closing Date were and will be made for good, valuable and adequate consideration in the ordinary course of the business of Bancorp and the Bancorp Subsidiaries, in accordance with Bancorp's or the Bancorp Subsidiaries' written lending policies, and they are not subject to any known defenses, setoffs or counterclaims, including without limitation as are afforded by usury or truth in lending laws, except as provided by bankruptcy, insolvency or similar laws or by general principles of equity;

     (b) the notes and other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be in all material respects enforceable, valid, true and genuine and what they purport to be;

     (c) Except as disclosed in Section 2.12(c) of the Disclosure Schedule, Bancorp and the Bancorp Subsidiaries have complied and will through the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any loan. All loans and loan commitments extended by Bank and any extensions, renewals or continuations of such loans and loan commitments were made in accordance with its customary lending standards in the ordinary course of business. Such loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices of Bank; and

     (d) Except as disclosed in Section 2.12(d) of the Disclosure Schedule, the reserve for loan losses reflected in the Bancorp Financial Statements as of March 31, 2001 is adequate under the requirements of generally accepted accounting principles to provide for losses on loans outstanding as of March 31, 2001.

     Section 2.13    EMPLOYEE MATTERS AND ERISA.

     (a) Except as disclosed in Section 2.13(a) of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Bancorp or any Bancorp Subsidiary, and there is no present effort nor existing proposal to attempt to unionize any group of employees of Bancorp or any Bancorp Subsidiary.

     (b) (i) Bancorp and the Bancorp Subsidiaries have been and are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any laws respecting employment discrimination and occupational safety and health requirements, and neither Bancorp nor any Bancorp Subsidiary is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Bancorp or any Bancorp Subsidiary pending or, to the best of Bancorp's knowledge, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or threatened against or directly affecting Bancorp or any Bancorp Subsidiary; and (iv) neither Bancorp nor any Bancorp

Subsidiary has experienced any work stoppage or other material labor difficulty during the past five years.

     (c) Except as disclosed in Section 2.13(c) of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Bancorp or any Bancorp Subsidiary (collectively, the "Employee Plans"). No present or former employee of Bancorp or any Bancorp Subsidiary has been charged with breaching nor has breached a fiduciary duty under any Employee Plan. Neither Bancorp nor any Bancorp Subsidiary participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as separately disclosed in Section 2.13(c) of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary maintains, contributes to, or participates in any plan that provides health, major medical, disability, life insurance, severance, salary continuation or other benefits to one or more former employees or consultants.

     (d) All liabilities of the Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Employee Plan, at the end of any plan year, or at March 31, 2001 had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on the Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as reflected in the Bancorp Financial Statements, Bancorp and the Bancorp Subsidiaries have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred with respect to any Employee Plan, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, threatened or imminent with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Bancorp or any Bancorp Subsidiary would be liable, except as is reflected in the Bancorp Financial Statements. Bancorp and the Bancorp Subsidiaries have no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA.

     Section 2.14    TITLE TO PROPERTIES; LICENSES; INSURANCE.

     (a) Bancorp and the Bancorp Subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Bancorp Financial Statements and easements, rights-of-way, and other restrictions which are not material, and further excepting in the case of other Real Estate Owned, as such real estate is internally classified on the books of Bancorp or any Bancorp Subsidiary, rights of redemption under applicable law), to all of their real properties;

     (b) all leasehold interests for real property and any material personal property used by Bancorp or a Bancorp Subsidiary in its business are held pursuant to lease agreements which are valid and enforceable in accordance with their terms;

     (c) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to any of such properties;

     (d) Except as disclosed in Section 2.14(d) of the Disclosure Schedule, Bancorp and the Bancorp Subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Bancorp or any Bancorp Subsidiary in its business, free and clear of any material claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially and adversely interfere with the use of such property; and

     (e) Bancorp and the Bancorp Subsidiaries carry the property, liability, workers' compensation and such other types of insurance with coverage amounts as is set forth in Section 2.14(e) of the Disclosure Schedule. Valid and enforceable policies are outstanding and duly in force and will remain duly in force through the Effective Time. Neither Bancorp nor any Bancorp Subsidiary has received notice or other communication from the issuer of any such insurance policy canceling or amending such policy or threatening to do so.

     Section 2.15 ENVIRONMENTAL MATTERS. As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Bancorp or any Bancorp Subsidiary has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

     Neither the conduct nor operation of Bancorp or any Bancorp Subsidiary nor any condition of any property presently or previously owned, leased or operated by any of them on their own behalf or in a fiduciary capacity violates or violated any Environmental Law in any respect material to the business of Bancorp and the Bancorp Subsidiaries, taken as a whole, and no condition or event has occurred with respect to any of them or any property that, with notice or the passage of time, or both, would constitute a violation material to the business of Bancorp and the Bancorp Subsidiaries, taken as a whole, of any Environmental Law or obligate (or potentially obligate) Bancorp or any Bancorp Subsidiary to remedy, stabilize, neutralize or otherwise alter the environmental condition of any property, where the aggregate cost of such actions would be material to Bancorp and the Bancorp Subsidiaries, taken as a whole. Neither Bancorp nor any Bancorp Subsidiary has received notice from any person or entity that Bancorp or any Bancorp Subsidiary, or the operation or condition of any property ever owned, leased or operated by any of them on their own behalf or in a fiduciary capacity, are or were in violation of any Environmental Law, or that Bancorp or any Bancorp Subsidiary is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     Section 2.16 COMPLIANCE WITH LAWS AND REGULATIONS. Bancorp and the Bancorp Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are necessary to enable them to conduct their respective businesses, are qualified to conduct business in every jurisdiction in which such qualification is legally required and are in compliance in all material respects with all applicable laws, ordinances and regulations.

     Section 2.17 BROKERAGE. Except for fees payable by Bancorp to Endicott Financial Advisors, L.L.C., there are no claims or agreements for brokerage commissions, investment banking fees, financial advisory fees, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement payable by Bancorp or any Bancorp Subsidiary.

     Section 2.18 NO UNDISCLOSED LIABILITIES. Neither Bancorp nor any Bancorp Subsidiary has any material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Bancorp or any Bancorp Subsidiary giving rise to any such liability), except (i) liabilities reflected in the Bancorp Financial Statements and (ii) liabilities of the same types incurred in the ordinary course of business since March 31, 2001.

     Section 2.19 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Bancorp for inclusion in any document to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, in the case of the Proxy Statement (as defined in Section 4.03), when first mailed to the stockholders of Bancorp and at the time of the Shareholders' Meeting (as defined in Section 4.03), will be false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements therein not misleading or omit to state any material fact required to be stated in order to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Bancorp is responsible for filing with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

     Section 2.20    COMMITMENTS AND CONTRACTS. Except as disclosed in
Section 2.20 of the Disclosure Schedule (and with a true and correct copy of the document or other item in question having been made available to FBA for inspection), neither Bancorp nor any Bancorp Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

     (a) any agreement, arrangement or commitment not made in the ordinary course of business;

     (b) any agreement, indenture or other instrument not reflected in the Bancorp Financial Statements relating to the borrowing of money by Bancorp or a Bancorp Subsidiary or the guarantee by Bancorp or a Bancorp Subsidiary of any obligation (except trade payables or instruments related to transactions entered into in the ordinary course of business by Bancorp or a Bancorp Subsidiary, such as deposits, federal funds borrowings and repurchase agreements), other than agreements, indentures or instruments providing for annual payments of less than $50,000; or

     (c) any contract containing covenants which limit the ability of Bancorp or any Bancorp Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Bancorp or any Bancorp Subsidiary may carry on its business.

     Section 2.21    MATERIAL INTEREST OF CERTAIN PERSONS.

     (a) Except as disclosed in Section 2.21(a) of the Disclosure Schedule, no officer or director of Bancorp or Bank or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director has any material interest in any contract or property (real or personal, tangible or intangible), used in or pertaining to the business of Bancorp or any Bancorp Subsidiary.

     (b) All outstanding loans from Bancorp or any Bancorp Subsidiary to any present officer, director, employee or any associate or related interest of any person referred to in subsection (a) were approved by or reported to the Board of Directors of the applicable entity in accordance with all applicable laws and regulations.

     Section 2.22 CONDUCT TO DATE. From and after December 31, 2000 through the date of this Agreement, except as disclosed in Section 2.22 of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary has done the following:

     (a) failed to conduct its business in the ordinary and usual course consistent with past practices;

     (b) issued, sold, granted, conferred or awarded any common or other stock, or any corporate debt securities properly classified under generally accepted accounting principles applied on a consistent basis as long-term debt on the balance sheets of Bancorp or Bank;

     (c) effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization;

     (d) declared, set aside or paid any cash or stock dividend or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise directly or indirectly acquired or disposed of any of its capital stock;

     (e) incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to lien any of its assets or properties other than in the ordinary course of business consistent with past practice;

     (f) discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in accordance with its terms in the ordinary course of business;

     (g) sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;

     (h) except as required by contract, (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance or other similar contract, except as described in Section 5.04(c) and Section 5.04(d) of the Disclosure Schedule, (C) entered into, terminated or substantially modified any of the Employee Plans or (D) agreed to do any of the foregoing;

     (i) suffered any material damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, taking of property by any governmental authority, flood, windstorm, embargo, riot, act of God, act of war or other casualty or event, whether or not covered by insurance;

     (j) canceled or compromised any debt, except for debts charged off or compromised in accordance with past practice;

     (k) entered into any material transaction, contract or commitment outside the ordinary course of its business; or

     (l)      made or guaranteed any loan to any of the Employee Plans.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF FBA AND FB&T

     FBA and FB&T each represents and warrants to Bancorp as follows:

     Section 3.01 ORGANIZATION. FBA and FB&T are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and California, respectively. Each of such corporations has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now conducted.

     Section 3.02 AUTHORIZATION. The Boards of Directors of FBA and FB&T have by all requisite action approved this Agreement, the Merger and the Bank Merger and authorized the execution hereof on behalf of each corporation by duly authorized officers and the performance of their respective obligations hereunder. FBA, in its capacity as the sole holder of outstanding capital stock of FB&T, has approved this Agreement, the Merger and the Bank Merger. Nothing in the Certificate of Incorporation of FBA, the Articles of Incorporation of FB&T, or the Bylaws of either entity or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in this Agreement) by or to which FBA or FB&T is bound or subject prohibits or inhibits either of them from consummating this Agreement, the Merger and the Bank

Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by FBA and FB&T and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms.

     Section 3.03 FINANCIAL INFORMATION. The audited consolidated balance sheets of FBA and its subsidiaries as of December 31, 2000 and related consolidated statements of income and statements of changes in stockholders' equity and of cash flows for the three years ended December 31, 2000, together with the notes thereto, included in FBA's Annual Report on Form 10-K for the year ended December 31, 2000 as currently on file with the SEC, and the unaudited consolidated balance sheets of FBA and its consolidated subsidiaries as of March 31, 2001 and related consolidated statements of income and statements of changes in stockholders' equity and of cash flows for the three months ended March 31, 2001, together with the notes thereto, included in FBA's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 as currently on file with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the FBA and its consolidated subsidiaries as of the dates and for the periods indicated.

     Section 3.04 ABSENCE OF CHANGES. Since December 31, 2000 there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of FBA and its subsidiaries taken as a whole, that would reasonably be expected to adversely affect FBA's ability to consummate the transactions contemplated by this Agreement.

     Section 3.05 LITIGATION; PROCEEDINGS. There is no litigation, claim or other proceeding pending or, to the best of the knowledge of FBA or FB&T, threatened, that would prohibit either of them from consummating the transactions contemplated by this Agreement. There is no regulatory proceeding pending or, to the best knowledge of FBA or FB&T, threatened, that would prohibit either of them from consummating the transactions contemplated by this Agreement.

     Section 3.06 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by FBA or FB&T for inclusion in any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that FBA and FB&T are responsible for filing with any other regulatory authority in connection with the transactions contemplated hereby will comply with applicable laws, rules and regulations.

     Section 3.07 ACCESS TO FUNDS. As of the date of this Agreement, FBA has, and on the Closing Date it will have, access to sufficient funds to enable it to pay all of the consideration contemplated to be paid in connection with the Merger and all fees and expenses contemplated by this Agreement payable by FBA.

     Section 3.08 REGULATORY APPROVALS. Neither FBA nor FB&T is aware of any fact or circumstance related to their respective business operations that cause either of them to believe that FBA and FB&T will not be able to obtain the regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE IV

                         AGREEMENTS OF BANCORP AND BANK

     Section 4.01 BUSINESS IN ORDINARY COURSE. Bancorp and Bank agree that, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

     (a) Bancorp and the Bancorp Subsidiaries shall continue to carry on their business and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Bancorp and each Bancorp Subsidiary will not:

              (i) declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except for dividends of Bancorp Subsidiaries payable to Bancorp or a Bancorp Subsidiary; or

              (ii) issue any Bancorp Stock or other capital stock or any options, warrants, or other rights to subscribe for or purchase Bancorp Stock or any other capital stock or any securities convertible into or exchangeable for any capital stock (except for the issuance of Bancorp Common in accordance with the terms of convertible securities, exchangeable securities or Bancorp Options identified in Section 2.01(d) of the Disclosure Schedule); or

              (iii) directly or indirectly redeem, purchase or otherwise acquire any Common Stock or any other capital stock of Bancorp or any Bancorp Subsidiary; or

              (iv) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize; or

              (v) change its certificate or articles of incorporation, as the case may be, or bylaws, nor enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any person or entity.

      (b) Bancorp and each Bancorp Subsidiary will not, without the prior written consent of FBA:

              (i) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law or as described in Section 5.04(c) of the Disclosure Schedule, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees;

              (ii) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others;

              (iii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $1,000,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $2,000,000 (excluding for this purpose any accrued interest or overdrafts);

              (iv) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;

              (v) enter into any agreement, contract or commitment having a term in excess of three (3) months other than letters of credit, loan agreements, credit and deposit agreements and documents, in each case in the ordinary course of business;

              (vi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

              (vii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Bancorp or a Bancorp Subsidiary or any claim which Bancorp or any Bancorp Subsidiary may possess, or waive any material rights of substantial value;

              (viii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

              (ix) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; PROVIDED, HOWEVER, that a report shall not be required with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless the entity proposing to acquire the property has reason to believe that such property might contain any such waste materials or otherwise might be contaminated;

              (x) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on the business, financial condition or earnings of Bancorp or a Bancorp Subsidiary;

              (xi) violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on the business, financial condition, or earnings of Bancorp or a Bancorp Subsidiary;

              (xii) purchase any single piece of real or personal property or make any other single capital expenditure where the amount paid or committed therefor is in excess of $75,000; or

              (xiii) increase or decrease the rate of interest paid on time deposits, except in a manner consistent with past practices.

     (c) Bancorp and the Bancorp Subsidiaries shall not, without the prior written consent of FBA, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Bancorp and Bank contained in ARTICLE II hereof, if such representations and warranties were given immediately following such transaction or action.

     (d) Bancorp shall promptly notify FBA of the occurrence of any matter or event known to and directly involving Bancorp that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Bancorp and the Bancorp Subsidiaries, taken as a whole.

     (e) Bancorp shall not solicit or encourage, or, except to the extent determined by Bancorp's Board of Directors, after consulting with outside counsel, to be required by applicable law, hold discussions or negotiations with or provide information to any person or entity in connection with any proposal for the acquisition of all or a substantial portion of the business, assets, shares of Bancorp Common or other securities or assets of Bancorp or any Bancorp Subsidiary (an "Acquisition Proposal"). Bancorp shall promptly advise FBA of its receipt of any Acquisition Proposal and the substance thereof.

     Section 4.02 BREACHES. Bancorp and Bank shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to FBA and use their best efforts to prevent or promptly remedy the same.

     Section 4.03 SUBMISSION TO SHAREHOLDERS. Bancorp shall as soon as practicable (i) prepare and file with the SEC a Proxy Statement for a meeting of its shareholders (such meeting together with any adjournments is referred to as the "Shareholders' Meeting") for approval of this Agreement and the Merger (the "Proxy Statement") and (ii) promptly cause the Shareholders' Meeting to be duly called and held. Unless the Board of Directors of Bancorp shall have determined, after consulting with outside counsel, that it is required by applicable Corporate Law and fiduciary principles not to do so, Bancorp's Board of Directors shall unanimously recommend to Bancorp's shareholders the approval of this Agreement and the Merger, cause the Proxy Statement to be mailed to Bancorp's shareholders and use its best efforts to obtain such shareholder approval.

     Section 4.04 CONSUMMATION OF AGREEMENT. Bancorp and Bank shall perform and fulfill all conditions and obligations on their respective parts to be performed or fulfilled pursuant to this Agreement and to effect the Merger and the Bank Merger in accordance with the terms and provisions hereof. Bancorp and Bank shall furnish to FBA in a timely manner all information, data and documents reasonably requested by FBA and shall cooperate fully with FBA and FB&T in seeking such approvals and in consummating the transactions contemplated by this Agreement.

     Section 4.05 ENVIRONMENTAL REPORTS. Bancorp and Bank shall provide to FBA, as soon as reasonably practical, but not later than forty five (45) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Bancorp or any Bancorp Subsidiary as of the date hereof (other than space in retail and similar establishments leased by Bancorp for automatic teller machines), and within ten (10) days after the acquisition or lease of any real property acquired or leased by Bancorp or any Bancorp Subsidiary after the date hereof (other than space in retail and similar establishments leased or operated for automatic teller machines), except as otherwise provided in Section 4.01(b)(ix). If required by the phase one investigation, in FBA's reasonable opinion, Bancorp shall obtain and provide to FBA a report of a phase two investigation on properties requiring such additional study. FBA shall have fifteen (15) business days from the receipt of any such phase two report to notify Bancorp of any objection to the contents of such report. Should the cost of taking all remedial and corrective actions and measures with respect to any real property owned by Bancorp or any Bancorp Subsidiary (i) required by applicable law or (ii) recommended or suggested by such report or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $400,000 as reasonably estimated by an environmental expert retained for such purpose by FBA and reasonably acceptable to Bancorp, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $400,000 or less with a reasonable degree of certainty, then FBA shall have the right pursuant to Section 7.05 hereof, for a period of ten (10) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be FBA's sole remedy in such event.

     Section 4.06 ACCESS TO INFORMATION. Bancorp and Bank shall permit FBA reasonable access, in a manner which will avoid undue disruption or interference with their normal operations, to their properties and shall cause the Bancorp Subsidiaries to provide to FBA comparable access to their properties. Bancorp and Bank shall disclose and make available to FBA all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bancorp and the Bancorp Subsidiaries including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which FBA may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. However, Bancorp and Bank shall not be required to disclose or make available to FBA any documents or minutes that discuss FBA and the rights of Bancorp and Bank under the terms of this Agreement. FBA will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

     Section 4.07 CONSENTS OF THIRD PARTIES. Bancorp and Bank shall use their best efforts to obtain all consents of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     Section 4.08 SUBSEQUENT FINANCIAL STATEMENTS. As soon as available after the date hereof, Bancorp shall deliver to FBA the monthly unaudited consolidated balance sheets and profit and loss statements of Bancorp prepared for its internal use, the Report of Condition and Income of Bank for each quarterly period completed prior to the Closing, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, the "Subsequent Bancorp Financial Statements"). The Subsequent Bancorp Financial Statements shall be prepared on a basis consistent with past accounting practices, shall fairly present the financial condition and results of operations for the dates and periods presented and shall not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.

     Section 4.09 MERGER OF BANKS. Bancorp and Bank shall cooperate with FBA, execute such documents and file such applications and notices as may be required or desirable in order to enable Bank to enter into and consummate a merger with FB&T (the "Bank Merger"), to be effective immediately following the Effective Time or as soon thereafter as practicable.

                                   ARTICLE V

                          AGREEMENTS OF FBA AND FB&T

     Section 5.01 REGULATORY APPROVALS. FBA and FB&T promptly shall file all regulatory applications required in order to consummate the Merger and the Bank Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board. FBA shall keep Bancorp reasonably informed as to the status of such applications and make available to Bancorp, upon reasonable request, copies of such applications and any supplementally filed materials.

     Section 5.02 BREACHES. FBA and FB&T shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Bancorp and use their best efforts to prevent or promptly remedy the same.

     Section 5.03 CONSUMMATION OF AGREEMENT. FBA and FB&T shall use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed or fulfilled under this Agreement and to effect the Merger and the Bank Merger in accordance with the terms and conditions of this Agreement.

     Section 5.04    EMPLOYEE BENEFITS.

     (a) FBA shall provide the benefits described in this Section 5.04 with respect to each person who remains an employee of Bancorp or a Bancorp Subsidiary following the Closing

Date (each a "Continued Employee"). Subject to FBA's ongoing right to adopt subsequent amendments or modifications of any plan referred to in this
Section 5.04 or to terminate any such plan, in FBA's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of FBA, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs as may be in effect generally for employees of all of FBA's subsidiaries (the "FBA Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan which is maintained by Bancorp after the Effective Time. Bancorp employees shall participate therein on the same basis as similarly situated employees of other subsidiaries of FBA. All such participation shall be subject to the terms of such plans as may be in effect from time to time, and this Section 5.04 shall not give Continued Employees any rights or privileges superior to those of other employees of subsidiaries of FBA. FBA may terminate or modify all Employee Plans, and FBA's obligation under this Section 5.04 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, FBA shall credit each Continued Employee with his or her term of service with Bancorp, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any FBA Plan in which Continued Employees may participate. Nothing in this Agreement shall obligate FBA, Bancorp or any other entity to employ any person or to continue to employ any person for any period of time.

     (b) Following the consummation of the Merger, FBA will cause Bancorp and FB&T to perform all of their obligations pursuant to the agreements identified in Section 2.09(f) of the Disclosure Schedule relating to severance obligations and payments required to be made upon a change of control.

     (c) Following the consummation of the Merger, FBA will provide, or cause Bancorp to provide, the benefits set forth in Section 5.04(c) of the Disclosure Schedule with respect to the employees of Bancorp and the Bancorp Subsidiaries.

     (d) Following the consummation of the Merger, FBA will pay, or cause Bancorp to pay, to the employees to be listed in a supplement to
Section 5.04(d) of the Disclosure Schedule, which supplement is to be delivered by Bancorp to FBA within 30 days of the date of this Agreement, the retention bonuses listed on Schedule 5.04(d) of the Disclosure Schedule.

     Section 5.05    INDEMNIFICATION AND INSURANCE.

     (a) For five years after the Closing Date, FBA shall cause Bancorp to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Bancorp and the Bancorp Subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions related to their positions at Bancorp or a Bancorp Subsidiary occurring on or prior to the Closing Date (including, without limitation, the transactions contemplated by this Agreement) to the extent permitted by applicable Corporate Laws and required by Bancorp's Articles of Incorporation as in effect on March 31, 2001.

     (b)      If after the Closing Date Bancorp or its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, FBA shall cause Bancorp's successors and assigns to assume any remaining obligations set forth in this Section 5.05. If Bancorp shall liquidate, dissolve or otherwise wind up its business, then FBA shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that Bancorp was so obligated pursuant to this Section 5.05.

     (c) BYL shall be permitted to maintain up to $3 million in aggregate directors' and officers' liability insurance coverage for acts or omissions occurring prior to the Effective Time by persons who are currently covered by the directors' and officers' liability insurance policy maintained by BYL and to purchase an extension of the claims reporting period for the policy providing such coverage for a period of four years following the Effective Date. The total premium for the four-year extension of the claims reporting period shall not exceed $40,000.

     Section 5.06 ACCESS TO INFORMATION. FBA and FB&T shall disclose and make available to Bancorp all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of FBA and FB&T including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which FBA may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. However, FBA and FB&T shall not be required to disclose or make available to Bancorp any documents or minutes that discuss Bancorp or Bank and the rights of FBA and FB&T under the terms of this Agreement. Bancorp will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

     Section 5.07 CONDUCT OF BUSINESS. From the date of this Agreement until the Effective Time, FBA and FB&T will conduct their respective businesses in accordance with safe and sound business practices.

                                  ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

     Section 6.01 CONDITIONS TO THE OBLIGATIONS OF FBA AND FB&T. The obligations of FBA and FB&T to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by FBA and FB&T) prior to or on the Closing Date of the following conditions:

     (a) the representations and warranties made by Bancorp and Bank in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

     (b) Bancorp and Bank shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date;

     (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect, nor shall any proceeding by any regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Bank Merger which makes the consummation thereof illegal;

     (d) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approvals of the shareholders of Bancorp and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired;

     (e)      FBA shall have received the environmental reports required by
Section 4.05 hereof and shall not have elected pursuant to Section 7.05 hereof to terminate this Agreement;

     (f) FBA shall have received all documents required to be received from Bancorp, including without limitation the consents referred to in
Section 4.07, on or prior to the Closing Date, all in form and substance reasonably satisfactory to FBA; and

     (g) the Bank Merger shall have been authorized by all necessary parties, and any regulatory approvals required in connection therewith shall have been granted.

     Section 6.02 CONDITIONS TO THE OBLIGATIONS OF BANCORP AND BANK. The obligations of Bancorp and Bank to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Bancorp and Bank) prior to or on the Closing Date of the following conditions:

     (a) the representations and warranties made by FBA and FB&T in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

     (b) FBA shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed prior to the Closing Date;

     (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Bank Merger which makes the consummation thereof illegal;

     (d) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approvals of the shareholders of Bancorp and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired; and

     (e) Bancorp shall have received all documents required to be received from FBA on or prior to the Closing Date, all in form and substance reasonably satisfactory to Bancorp.

                                 ARTICLE VII

                                 TERMINATION

     Section 7.01 MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Bancorp shall have been previously obtained.

     Section 7.02 BREACH OF AGREEMENTS. In the event that there is a material breach of any of the representations and warranties or agreements of FBA or FB&T, on one hand, or Bancorp or Bank, on the other hand, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching parties, regardless of whether approval of this Agreement and the Merger by the shareholders of Bancorp shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other parties. FBA and FB&T acknowledge that the institution by PBOC Holdings, Inc. ("PBOC") or People's Bank of California ("People's Bank") or any of their respective successors of any legal proceedings against Bancorp or Bank related to the transactions contemplated by the Agreement and Plan of Reorganization dated as of November 1, 2000 between PBOC, People's Bank, Bancorp and Bank shall not constitute a material breach of the representations and warranties of Bancorp or Bank contained in this Agreement, entitling FBA and FB&T to terminate this Agreement.

     Section 7.03 FAILURE OF CONDITIONS. In the event that any of the conditions to the obligations of a party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in
Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of the transactions contemplated by this Agreement by the shareholders of Bancorp shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other parties.

     Section 7.04 DENIAL OF REGULATORY APPROVAL. If any regulatory application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by a regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; PROVIDED, HOWEVER, that a request for additional information or undertaking by FBA, as a condition for approval, shall not be deemed to be a denial or disapproval so long as FBA diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review or similar such act on the part of FBA (hereinafter referred to as the "Appeal"), then the application will be deemed denied unless FBA prepares and timely files and continues to pursue an Appeal seeking the necessary approval.

     Section 7.05 ENVIRONMENTAL REPORTS. FBA may terminate this Agreement to the extent provided in Section 4.05 by giving written notice of such termination to Bancorp.

     Section 7.06 REGULATORY ENFORCEMENT MATTERS. In the event that Bancorp or any Bancorp Subsidiary shall become a party or subject to any material written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any regulatory authority after the date of this Agreement, then FBA may terminate this Agreement by giving written notice of such termination to Bancorp; PROVIDED, HOWEVER, that the matters identified in Section 2.06 of the Disclosure Schedule shall not be a basis of such a termination.

     Section 7.07 UNILATERAL TERMINATION. If the Closing Date shall not have occurred on or prior to the day which is 240 days after the date of this Agreement, then this Agreement may be terminated by any party by giving written notice to the other parties.

     Section 7.08 LIQUIDATED DAMAGES. In the event that either FBA or Bancorp shall have breached any provision of this Agreement and the other party shall have properly terminated this Agreement pursuant to Section 7.02, then the party breaching this Agreement shall be liable to the non-breaching party for liquidated damages in the amount of $2,500,000.00. The amount of liquidated damages has been agreed to by the parties based upon their good faith analysis of the range of actual damages likely to be sustained by a non-breaching party, recognizing that the actual damages, including but not limited to fees of attorneys and other advisers, other out-of-pocket costs, opportunity costs and other potential direct and consequential damages would be difficult to ascertain with certainty; that the amount of liquidated damages is a reasonable amount as of the time this Agreement has been negotiated; and that no portion of such damages is intended to operate as a penalty to any party.

     Section 7.09 ACQUISITION PROPOSAL. Bancorp may terminate this Agreement if its Board of Directors shall have approved an Acquisition Proposal after determining, upon the basis of the written legal advice of outside counsel (who may be Bancorp's regular outside counsel), that such approval is required in the exercise of its fiduciary obligations under applicable law.

     Section 7.10    BREAK-UP FEE.

     (a) Bancorp hereby agrees to pay to FBA, and FBA shall be entitled to payment of, a fee in the amount of $2,500,000.00 (the "Fee") in immediately available funds within five (5) business days following the occurrence of a Purchase Event (as defined herein), PROVIDED that the right to receive the Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to the occurrence of a Purchase Event: (i) the Effective Time of the Merger; (ii) termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Purchase Event (as defined herein), except a termination by FBA pursuant to Section 7.02 hereof; or (iii) the expiration of eighteen months after termination of this Agreement if such termination follows the occurrence of a Preliminary Purchase Event or a termination by FBA pursuant to Section 7.02 hereof (PROVIDED that if a Preliminary Purchase Event continues or occurs beyond such termination, the Fee Termination Event shall be eighteen months after the expiration of the Last Preliminary Purchase Event but in no event more than 24 months after such termination). The "Last Preliminary Purchase Event" shall mean the last Preliminary Purchase Event to expire.

     (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

              (i) Bancorp, without having received FBA's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined herein) with any person (the term "person" for purposes of this Section 7.10 having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than FBA or a subsidiary of FBA (an "FBA Subsidiary"), or the Board of Directors of Bancorp shall have approved or recommended that the shareholders of Bancorp approve or accept any Acquisition Transaction with any person other than FBA or an FBA Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger, consolidation or any similar transaction involving Bancorp or a Bancorp Subsidiary, (B) a purchase, lease or other acquisition of all or substantially all of the assets of Bancorp or a Bancorp Subsidiary, (C) a purchase or other acquisition in compliance with applicable laws and regulations (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Bancorp or a Bancorp Subsidiary, or (D) any transaction substantially similar in effect to any of the foregoing;

              (ii) (A) any person (other than FBA, or an FBA Subsidiary, James F. Dierberg ("Dierberg"), any member of Dierberg's immediate family or any entity controlled by Dierberg or any member of Dierberg's immediate family) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of any class of voting securities of Bancorp or a Bancorp Subsidiary (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto under Section 13(d) of the Exchange Act and the rules and regulations thereunder), or (B) any group (as such term is defined in
     Section 13(d) of the Exchange Act) other than a group of which FBA or an FBA Subsidiary is a member, shall have been formed that beneficially owns 10% or more of any class of voting securities of Bancorp or a Bancorp Subsidiary;

              (iii) any person other than FBA or an FBA Subsidiary shall have made a bona fide proposal to Bancorp or its shareholders, by public announcement or written communication, to engage in an Acquisition Transaction (including, without limitation, any transaction which any person other than FBA or an FBA Subsidiary shall have commenced, or shall have filed a registration statement under the Securities Act of 1933, as amended, with respect to a tender offer or exchange offer to purchase any shares of Bancorp Common such that, upon consummation of the offer, such person would own or control 25% or more of the then outstanding shares of Bancorp Common (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

              (iv) after a proposal is made by a third party to Bancorp or its shareholders to engage in an Acquisition Transaction, Bancorp shall have breached any covenant or obligation contained in this Agreement, such breach would entitle FBA to terminate this

     Agreement under Section 7.02 of this Agreement and such breach shall not have been cured within thirty (30) days after written notice thereof from FBA;

              (v) any person other than FBA or an FBA Subsidiary, other than in connection with a transaction to which FBA has given its prior written consent, shall have filed an application or notice with a governmental authority or regulatory or administrative agency or commission, domestic or foreign, for approval to engage in an Acquisition Transaction; or

              (vi) the holders of Bancorp Common shall not have approved this Agreement at the meeting of shareholders held for the purpose of voting on this Agreement, such meeting shall not have been held or shall have been canceled or adjourned prior to termination of this Agreement, or Bancorp's Board of Directors shall have withdrawn or modified in a manner adverse to FBA the recommendation of Bancorp's Board of Directors with respect to this Agreement, in each case after any person (other than FBA or an FBA Subsidiary) shall have (A) made or disclosed an intention to make a proposal to engage in an Acquisition Transaction or
     (B) commenced a Tender Offer or an Exchange Offer.

     (c) the Term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

              (i) the acquisition by any person, other than FBA or an FBA Subsidiary, alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d) of the Exchange
     Act), of beneficial ownership of 25% or more of the then outstanding voting securities of Bancorp; or

              (ii) the occurrence of a Preliminary Purchase Event described in Section 7.10(b)(i), except that the percentage referred to in clause
     (C) shall be 25%.

     (d) Bancorp shall notify FBA promptly in writing of its knowledge of the occurrence of any Preliminary Purchase Event or Purchase Event, but such notice by Bancorp shall not be a condition precedent to the right of FBA to receive payment of the Fee.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.01 CONFIDENTIAL INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as herein defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the others, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in implementing the Merger, who shall be informed of the confidential nature of the Information and directed individually to abide by the restrictions set forth in this Section 8.01. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Neither FBA nor Bancorp will purchase or sell any security issued by the other party for so long as this Agreement remains in effect.

     Section 8.02 PUBLICITY. FBA and Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger. No party shall issue any news release or make any other public disclosure without the prior consent of the other parties, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated hereby, in which latter event the parties shall consult with each other to the extent practicable regarding such responsive disclosure.

     Section 8.03 RETURN OF DOCUMENTS. Upon termination of this Agreement without the Merger becoming effective, each party shall deliver to the others originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions, in whole or in part, of such Information.

     Section 8.04 NOTICES. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States registered or certified mail, return receipt requested, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

     (a)      if to FBA:

                           First Banks America, Inc.
                           600 James S. McDonnell Boulevard
                           Mail Stop 014
                           Hazelwood, Missouri 63042
                           Attention:  Mr. Allen H. Blake
                           Facsimile: (314) 592-6627

     (b)      if to FB&T:

                           First Bank & Trust
                           550 Montgomery Street
                           San Francisco, California 94111
                           Attention: Mr. Terrance M. McCarthy, President
                           Facsimile: (415) 782-0536

              with a copy to:

                           John S. Daniels
                           Attorney at Law
                           6440 North Central Expressway
                           Suite 503
                           Dallas, Texas 75206
                           Facsimile: (214) 368-9094

     (c)      if to Bancorp:

                           BYL Bancorp
                           1875 N. Tustin Avenue
                           Orange, California 92865
                           Attn:  Robert Ucciferri
                           President and Chief Executive Officer
                           Facsimile: (714) 685-1372

     (d)      if to Bank

                           BYL Bank Group
                           1875 N. Tustin Avenue
                           Orange, California 92865
                           Attn:  Robert Ucciferri
                           President and Chief Executive Officer
                           Facsimile: (714) 685-1372

                  with a copy to:

                           Knecht & Hansen
                           1301 Dove Street
                           Suite 900
                           Newport Beach, California
                           Attn: Loren P. Hansen, Esq.
                           Facsimile: (949) 851-1732

or to such other address as any party may from time to time designate by notice to the others.

     Section 8.05 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except for the agreements set forth in Section 5.04, Section 5.05, Section 8.01 and Section 8.06 hereof, no representation, warranty or agreement contained in this Agreement shall survive the Closing. In the event that this Agreement is terminated prior to Closing, the representations, warranties and agreements set forth herein shall survive such termination.

     Section 8.06 COSTS AND EXPENSES. Except as otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement and the matters contemplated hereby, including without limitation all fees and expenses of attorneys, accountants, brokers, financial advisors and other professionals.

     Section 8.07 ENTIRE AGREEMENT. This Agreement, together with the Escrow Agreement, constitutes the entire agreement among the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements among the parties relating to the subject matter hereof.

     Section 8.08 HEADINGS AND CAPTIONS. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     Section 8.09 WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement which may be waived may only be waived by a written instrument delivered to the other party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

     Section 8.10 RULES OF CONSTRUCTION. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

     Section 8.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

     Section 8.12 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

     Section 8.13 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California and any applicable federal laws and regulations.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 FIRST BANKS AMERICA, INC.

                                 By: /s/ Allen H. Blake
                                    ------------------------------------
                                 Its: Executive Vice President and
                                       Chief Executive Officer


                                 FIRST BANK & TRUST

                                 By: /s/ Allen H. Blake
                                    ------------------------------------
                                 Its: Vice President


                                 BYL BANCORP

                                 By: /s/ Robert Ucciferri
                                    ------------------------------------
                                 Its: President and Chief Executive Officer


                                 BYL BANK GROUP

                                 By: /s/ Robert Ucciferri
                                    ------------------------------------
                                 Its: President and Chief Executive Officer

                                    EXHIBIT A

                               AGREEMENT OF MERGER

         This Agreement of Merger is entered into between Newco, a California corporation ("Merging Corporation"), and BYL Bancorp, a California corporation ("Surviving Corporation").

         1.       Merging Corporation shall be merged into Surviving
Corporation.

         2. _______ The outstanding shares of Surviving Corporation shall be converted into the right to receive cash consideration of $ _________ per share.

         3. _______ The outstanding shares of Merging Corporation shall be converted into an equal number of shares of Surviving Corporation, so that immediately following the effective time of the merger, the number of outstanding shares of common stock of the Surviving Corporation shall be equal to the number of outstanding shares of common stock of the Merging Corporation immediately prior to the merger.

         4. _______ Until amended in accordance with applicable law, the Articles of Incorporation and Bylaws of Surviving Corporation remain the same as those of the Surviving Corporation immediately prior to the merger.

         5. _______ The effect and the effective date of the merger shall be as prescribed by applicable law.

     In Witness Whereof, the parties have executed this Agreement of Merger as of , 2001.


NEWCO                                  BYL BANCORP

-----------------------------          ---------------------------------

-------------------                    ------------------
President                              President


-----------------------------          ---------------------------------

-------------------                    ------------------
Secretary                              Secretary

                                    EXHIBIT B

                               AGREEMENT OF MERGER

         This Agreement of Merger is entered into between BYL Bank Group, a California banking corporation ("Merging Corporation"), and First Bank & Trust, a California banking corporation ("Surviving Corporation").

         1.       Merging Corporation shall be merged into Surviving
Corporation.

         2. _______ The outstanding shares of Surviving Corporation shall be converted into the right to receive cash consideration of $ _________ per share.

         3. _______ The outstanding shares of Merging Corporation shall be converted into an equal number of shares of Surviving Corporation, so that immediately following the effective time of the merger, the number of outstanding shares of common stock of the Surviving Corporation shall be equal to the number of outstanding shares of common stock of the Merging Corporation immediately prior to the merger.

         4. _______ Until amended in accordance with applicable law, the Articles of Incorporation and Bylaws of Surviving Corporation remain the same as those of the Surviving Corporation immediately prior to the merger.

         5. _______ The effect and the effective date of the merger shall be as prescribed by applicable law.

     In Witness Whereof, the parties have executed this Agreement of Merger as of , 2001.


BYL BANK GROUP                         FIRST BANK & TRUST

-----------------------------          ---------------------------------

-------------------                    ------------------
President                              President


-----------------------------          ---------------------------------

-------------------                    ------------------
Secretary                              Secretary

                                    EXHIBIT C

                              LEGAL OPINION MATTERS

                                BANCORP AND BANK

         1. The due incorporation, valid existence and good standing of Bancorp and Bank under the laws of the State of California, their corporate power and authority to own and operate their respective properties and to carry on their businesses as now conducted, and their corporate power and authority to enter into the Agreement and the Merger Agreement and to consummate the transactions contemplated thereby.

         2. The due incorporation, valid existence and good standing of each of the Bancorp Subsidiaries other than Bank, their power and authority to own and operate their properties and the possession of all licenses, permits and authorizations required to carry on their respective businesses as now conducted.

         3. With respect to Bancorp: (i) the number of authorized, issued and outstanding shares of capital stock of Bancorp immediately prior to the Closing,
(ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity security of Bancorp, except as set forth in Section 2.01 of the Agreement and (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of Bancorp.

         4. With respect to each of the Bancorp Subsidiaries: (i) the number of authorized, issued and outstanding shares of capital stock of such subsidiary;
(ii) the valid ownership by Bancorp of all outstanding shares thereof, free and clear of any claims, interests, liens, security interests and encumbrances;
(iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity security of such subsidiary; and (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of such subsidiary.

         5. The due and proper performance of all corporate acts and other corporate proceedings necessary or required to be taken by Bancorp and Bank to authorize the execution, delivery and performance of the Agreement and the Merger Agreement, the due execution and delivery of the Agreement and the Merger Agreement by Bancorp and Bank, and the Agreement and the Merger Agreement as valid and binding obligations of Bancorp and Bank, enforceable against them in accordance with their respective terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

         6. The execution of the Agreement and the Merger Agreement by Bancorp and Bank and the consummation of the Merger do not violate or cause a default under their respective Articles of Incorporation or Bylaws, any statute, regulation or rule applicable to Bancorp or Bank or any judgment, order or decree known to counsel against, or any agreement binding upon Bancorp or Bank.

         7. The receipt of all required consents, approvals, orders and authorizations of, and registrations, declaration and filings with and notices to, any court, administrative agency and commission and other governmental authority and instrumentality, domestic and foreign, and the approval of Bancorp's shareholders, in connection with the execution and delivery of the Agreement and the Merger Agreement by Bancorp, the performance of its obligations thereunder and the consummation of the transactions contemplated therein.

         8. The nonexistence of knowledge of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting Bancorp or any Bancorp Subsidiary which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the consummation of the Merger.

                                    EXHIBIT D

                              LEGAL OPINION MATTERS
                                  FBA AND FB&T

         1. The due incorporation, valid existence and good standing of FBA and FB&T under the laws of the States of Delaware and California, respectively, their corporate power and authority to own and operate their respective properties and to carry on their businesses as now conducted, and their corporate power and authority to enter into the Agreement and the Merger Agreement and to consummate the transactions contemplated by the Agreement and the Merger Agreement.

         2. The due incorporation or organization, valid existence and good standing of Newco and its power and authority to enter into and consummate the Merger Agreement.

         3. The due and proper performance of all corporate acts and other corporate proceedings necessary or required to be taken by FBA and FB&T to authorize the execution, delivery and performance of the Agreement and the Merger Agreement, the due execution and delivery of the Agreement and the Merger Agreement by FBA and FB&T, and the Agreement and the Merger Agreement as the valid and binding obligations of FBA and FB&T, enforceable against them in accordance with their respective terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

         4. The execution of the Agreement by FBA and FB&T and of the Merger Agreement by Newco, and the consummation of the Merger do not violate or cause a default under their respective Certificate or Articles of incorporation or Bylaws, any statute, regulation or rule applicable to FBA, FB&T or Newco or any judgment, order or decree known to counsel against, or any material agreement known to counsel and binding upon, FBA, FB&T or Newco.

         5. The receipt of all required consents, approvals, orders and authorizations of, and registrations, declaration and filings with and notices to, any court, administrative agency and commission and other governmental authority and instrumentality, domestic and foreign, and every other person and entity known by counsel to be required to be obtained or made by FBA, FB&T or Newco in connection with the execution and delivery of the Agreement and the Merger Agreement, the performance of their respective obligations thereunder or the consummation of the transactions contemplated therein.

         6. The nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting FBA, FB&T or Newco which, if adversely determined, would have a material adverse effect upon the consummation of the Merger.


                                      D-1